Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

NovoCure Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	Rule 457(c) and Rule 457(h)	4,157,284	$77.02	$320,194,013.68	0.0000927	$29,681.99
Total Offering Amount					$320,194,013.68		$29,681.99
Total Fees Previously Paid					-		-
Total Fee Offsets					-		-
Net Fee Due							$29,681.99

(1)    This Registration Statement covers 4,157,284 ordinary shares of NovoCure Limited (the “Registrant”) available for issuance pursuant to awards under the NovoCure Limited 2015 Omnibus Incentive Plan (the “2015 Plan”).

(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities of the Registrant that become issuable under the Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration.

(3)    Completed pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices reported for the Registrant’s ordinary shares on the NASDAQ Global Select Market on February 22, 2022.